UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2018

ANTHERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34637	20-1852016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 22, 2018, Anthera Pharmaceuticals, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) informing the Company that its most recent Form 10-Q for the period ended March 31, 2018 disclosed that the Company has suspended further clinical development of Sollpura and began to wind down activities including suspending further development of its only other licensed drug compound, blisibimod.  The Company is exploring strategic transactions and noted that if a strategic transaction is not consummated, the Company may be required to dissolved or liquidate.  In that regard, any strategic transaction that involves a merger or acquisition would likely be a business combination that results in “Change of Control” pursuant to Listing Rule 5110(a), which would require the post-transaction entity to satisfy all of Nasdaq’s initial listing criteria and to complete Nasdaq’s initial listing process.  Furthermore, the bid price of the Company’s listed common stock was not in compliance with the continued listing requirements due to the bid price closing at less than $1.00 for more than 30 consecutive business days, and as a result, does not comply with Listing Rule 5550(a)(2).

The letter stated that the Company may appeal the Staff’s determination to a Hearings Panel (the “Panel”) within seven days from the receipt of the letter.  A hearing request will stay the suspension of the Company’s securities pending the Panel’s decision.  The Company intends appeal the Staff’s determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2018	Anthera Pharmaceuticals, Inc.

	By:	/s/ J. Craig Thompson
J. Craig Thompson
President and CEO